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                 BANK OF BOSTON CORPORATION      EXHIBIT 12(c)
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                       (Excluding Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (excluding interest on deposits) for the six months ended June 30, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                                     Six Months Ended June 30,  Years Ended December 31,
(Dollars in thousands)                    1994         1993          1993         1992         1991          1990          1989
                                         -------     --------      --------     --------     ---------     ---------     ---------
Net income (loss)                     $  190,640  $  155,062    $  299,026   $  278,881   $  (113,155)  $  (468,248)  $    138,114
Extraordinary items, net of tax            6,535                                (72,968)       (7,758)      (43,649)
Cumulative effect of changes in
  accounting principles, net of tax                  (24,203)      (24,203)
Income tax expense (benefit)             156,314      95,045       214,683      152,781       (57,990)        2,579         84,951
                                         -------     -------       -------      -------      --------      --------      ---------
  Pretax earnings (loss)              $  353,489  $  225,904    $  489,506   $  358,694   $  (178,903)  $  (509,318)  $    223,065
                                         =======     =======       =======      =======      ========      ========      =========
Fixed charges:
  Portion of rental expense (net
    of sublease rental income) which
    approximates the interest factor      13,750      13,526        27,063       28,159        30,370        38,747         35,482
  Interest on borrowed funds             366,822     152,359       377,874      344,908       361,510       592,028      1,081,007
                                         -------     -------       -------      -------      --------      --------      ---------
    Total fixed charges               $  380,572  $  165,885    $  404,937   $  373,067   $   391,880   $   630,775   $  1,116,489

Preferred stock dividend requirements     33,536      27,535        61,377       33,186        13,255        13,748         22,568
Total combined fixed charges             -------     -------       -------      -------      --------      --------      ---------
  and preferred stock dividend        $  414,108  $  193,420    $  466,314   $  406,253   $   405,135   $   644,523   $  1,139,057
  requirements                           =======     =======       =======      =======      ========      ========      =========

Earnings (for ratio calculation)
  (Pretax earnings (loss) plus
  total fixed charges)                $  734,061  $  391,789    $  894,443   $  731,761   $   212,977   $   121,457   $  1,339,554
                                         =======     =======       =======      =======      ========      ========      =========
Ratio of earnings to combined
  fixed charges and preferred stock
  dividend requirements                     1.77        2.03          1.92         1.80           .53           .19           1.18
                                         =======     =======       =======      =======      ========      ========      =========

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income
(loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years. Ratios for the periods presented reflect the reclassification of Brazilian translation gains and losses more fully discussed in Note 11.